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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                    North American Technologies Group, Inc.
                   Breaks Escrow on Private Equity Placement

HOUSTON, July 17 /PRNewswire-FirstCall/ -- North American Technologies Group, Inc., (Nasdaq: NATK), an innovative producer of composite-based products made from recycled raw materials, today said that the opening level of more than $500,000 has been reached in its current private placement of common stock.

The Company will use the proceeds from the private placement for engineering and equipment for the construction of a second and larger manufacturing production line for its TieTek, Inc. subsidiary, as well as capital improvements for the existing line. TieTek has committed to doubling the space at its Houston, Texas, manufacturing facility.

Henry Sullivan, President of NATK, said, "This is the next step in realizing the value and potential of our composite technology. We will configure the new plant to produce significantly more TieTek(TM) composite railroad crossties with a range of performance properties and sizes required by our customers. The new line will also have the capacity to produce other products for a range of markets." The Company said current customers include the Union Pacific Railroad as well as other Class 1, short line and transit railroads.

Design, construction, installation and start-up of the second line is estimated to require six months. The Company estimates that, upon completion of a second line, production of TieTek(TM) railroad ties will ramp up to over 20,000 ties per month.

About North American Technologies Group

North American technologies Group, Inc., through its TieTek subsidiary, has already produced more than 55,000 composite railroad ties in use throughout the United States and abroad. Its patented technology utilizes recycled plastics, tires and other raw materials to produce composite parts that are an alternative to hardwood in structural applications. In the case of railroad crossties, the TieTek product eliminates the need to harvest many hundreds of mature hardwood trees per mile of track installed while avoiding the requirement for toxic preservatives. The Company also is developing other markets for its composite technology, including structural applications in the marine, construction products, transportation, mining and oil production.

This press release may contain forward-looking statements involving risks and uncertainties. Statements in this press release that are not historical, including statements regarding management intentions, beliefs, expectations, representations, plans or predictions of the future are forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These risks include, but are not limited to, fluctuations in financial results, availability and customer acceptance of products and services, the impact of competitive products, services and pricing, and general market trends and conditions. For a discussion of other potential factors that could cause actual results to vary materially from expectations, reference is made to North American technologies Group's respective annual and quarterly reports filed with the Securities and Exchange Commission.

CONTACT: Phil Allen of North American Technologies Group, Inc., +1-303-898-0625/